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                                                                   Exhibit 10.67

                      [ALVAREZ & MARSAL, INC. LETTERHEAD]

May 22, 2003

Edward J. Shoen
Chairman and President
AMERCO
2727 North Central Avenue
Phoenix, Arizona 85004

Dear Mr. Shoen:

This letter confirms and sets forth the terms and conditions of the engagement between Alvarez & Marsal, Inc. ("A&M") and AMERCO (the "Company"), including the scope of the services to be performed and the basis of compensation for those services. Upon execution of this letter by each of the parties below and receipt of the retainer described below, this letter will constitute an agreement between the Company and A&M.

         1.       Description of Services

               (a) A&M shall provide consulting services to the Company's President and Board of Directors, and assist the Company in its reorganization efforts including the restructuring of its capital structure. It is anticipated that A&M's activities shall include the following in connection with the strategic advisory and potential corporate and debt restructuring of the Company (the "Strategic Advisory and Restructuring Assignment"):

                  (i) Undertake, in consultation with members of management, a comprehensive study and analysis of the business, operations, financial condition and prospects of the Company;

                  (ii) Review with members of management the Company's financial plans and analyze its strategic plans and business alternatives;

                  (iii) Assist the Company in reviewing and assessing its cash flow and income projections;

                  (iv) Analyze existing direct and contingent liabilities of the Company (including debt obligations and other liabilities) and debt structural

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                           issues   (including the value, quality and
                           enforceability of the collaterals, if any);

                  (v) Advise the Company's management with respect to available capital and financing alternatives, including recommending specific courses of action;

                  (vi) Ascertain the debt servicing capability of the Company under the current debt maturity structure and any additional funding requirements, including working capital, trade financing, equipment acquisition, export financing and other financing needs:

                  (vii) Determine overall enterprise value of the Company and the Group to serve as the basis for a restructuring or recapitalization plan;

                  (viii) Develop, together with the Company's President and staff, a restructuring or recapitalization plan for the Company;

                  (ix) Assist the Company with negotiating and structuring financing including new capital in the form of DIP facility and exit financing;

                  (x) Assist the Company in its presentations to the creditors of its projections, valuations, and restructuring plan;

                  (xi) Assist with pre and post bankruptcy strategy planning;

                  (xii) Assist the Company in negotiations with its key creditors;

                  (xiii) Provide financial advice and assistance to the Company in developing and seeking approval of a Restructuring (as defined below) plan (as the same may be modified from time to time, a "Plan:), which may be a plan of reorganization under chapter 11 of title 11 of the United States Code, 11 U.S.C. section 101 et. Seq. (the "Bankruptcy Code");

                  (xiv) Participate in hearing before the bankruptcy court having jurisdiction over the case or cases commenced under the Bankruptcy Code. The Company acknowledges the important role of its counsel in adequately preparing A&M personnel for such testimony; and

                  (xv) Other activities as are approved by you or the Board of Directors and agreed to by A&M.

                           You understand that the services to be rendered by A&M may include the preparation of projections and other forward-looking statements, and numerous factors can affect the actual results of the Company's operations, which may materially and adversely differ from those projections. In addition, A&M will be relying on information provided by the Company in the preparation of those projections and other forward-looking statements. A&M makes no representation or guarantee that an appropriate restructuring proposal can be formulated for the Company, that restructuring is the best course of action for the Company or, if formulated, that any proposed restructuring plan will be accepted by the Company's creditors, shareholders and other constituents. Further,

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                           A&M assumes no responsibility for the implementation
                           or selection of any restructuring proposal which it assists the Company in formulating.

                           In rendering its services to the Company, A&M will report directly to the President, and through him, the Board of Directors and will make recommendations to and consult with the Board of Directors, President and such other senior officers as directed.

                  (b) Richard M. Williamson, a Managing Director of A&M, will be responsible for the overall engagement. He will be assisted by other A&M personnel. A&M personnel providing services to the Company may also work with other A&M clients in conjunction with unrelated matters.

         2.       Compensation

                  (a) In connection with the Strategic Advisory and Restructuring Assignment, A&M will receive:

                           (i)      Advisory Fee

                           A&M's engagement will be effective as of May 22, 2003. A&M will bill the Company for professional services rendered on an hourly rate basis in accordance with the schedule of rates below. The basic hourly rates used in computing the Hourly Billing Rate are reviewed and adjusted from time to time and may increase over the course of A&M's engagement, the "Hourly Billing Rate".

Managing Directors                $475 - 595
Directors                         $375 - 450
Associates                        $275 - 350
Analysts                          $175 - 250
Para-Professionals                $ 50 -  75

                           A&M will provide monthly billing statements to the Company setting forth the fees for each month at the hourly billing rate ("Monthly Hourly Rate Amount"), and the Company agrees to pay such statements immediately upon receipt thereof. If the Restructuring is to be implemented pursuant to a Chapter 11 proceeding, as required under applicable law, A&M must be paid all outstanding fees with respect to the Hourly Billing Rate and costs as of the day prior to any such filings. For each month

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                           during the term of this engagement, any amount of the
                           Monthly Hourly Rate Amount that exceeds $175,000, including a pro-rated amount for the month of May 2003, will be credited, up to $1,500,000, against any Restructuring Transaction Fee payable to A&M pursuant to the Restructuring Transaction Fee paragraph below.

                           (ii)     Restructuring Transaction Fee

                           If at any time during the term of this engagement, or during the time period that the Company may be a debtor under Chapter 11 of the Bankruptcy Code if the Restructuring is to be implemented pursuant to such a Chapter 11 proceeding (including the term of this engagement, the "Fee Period"), (A) any Restructuring is consummated, or (B)(l) an agreement in principle, definitive agreement or Plan to effect a Restructuring is entered into and (2) concurrently therewith or at any time thereafter (including after the expiration of the Fee Period), such Restructuring is consummated, A&M will be entitled to receive a transaction fee (a "Restructuring Transaction Fee"), contingent upon the consummation of such Restructuring and payable at the closing thereof, equal to $4 million, provided further, that if either
                           (A) or (B) above occurs in connection with a plan of reorganization which either (i) includes no convertible debt as part of the treatment of creditors or (ii) where convertible debt is included but said convertible debt is redeemed within 12 months of the effective date of the plan, then A&M will be entitled to receive the Restructuring Transaction Fee, plus an additional $1 million.

                           (iii)    Timing Incentive Fee

                           In addition to the Restructuring Transaction Fee above, A&M will be entitled to a Timing Incentive Fee based on the timing of the occurrence of either of the events in (ii)(A) or (B) above (a "Timing Fee Event"). The Timing Incentive Fee will be $2,400,000, less the Timing Period Adjustment. The Timing Period Adjustment will be $200,000 (or a prorated portion thereof) for every 30 days (or prorated portion thereof) from the date of filing of the Chapter 11 proceeding to the date of a Timing Fee Event.

                  (b) In addition, A&M will be reimbursed for its reasonable out-of-pocket expenses incurred in connection with this assignment, such as travel, lodging, duplicating, computer research, messenger and telephone charges. In addition, A&M shall be reimbursed for the reasonable fees and expenses of its counsel incurred in connection with the enforcement of this Agreement. All fees and expenses

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                           will be billed and payable on a monthly basis or, at
                           A&M's discretion, more frequently.

                  (c) Upon execution of this Agreement, the Company will provide us with a retainer in the amount of $500,000 (the "Retainer"). To the extent any invoices are unpaid in whole or in part, such amounts will be deemed to have been paid out of the Retainer. Upon termination of this Agreement, the Retainer, or any remaining portion thereof, will be credited against our final invoice(s) and/or returned to the Company once all obligations have been paid in full. To the extent that the Company files for Chapter 11 protection and obtains terms of a DIP financing facility, subject to a final order by the judge, that contains a sufficient administrative expense carve out for professional fees, we will refund $300,000 back to the company.

                  For purposes of this Agreement, the term "Restructuring" shall mean any recapitalization Financing (as defined below) or restructuring (including without limitation, through any exchange, conversion, cancellation, forgiveness, retirement and ore a material modification or amendment to the terms, conditions or covenants thereof) of the Company's equity and/or debt securities and /or other indebtedness, obligations or liabilities (including without limitation, preferred stock, partnership interests, lease obligations, trade credit facilities and other contract or tort obligations), including pursuant to a repurchase, refinancing or and exchange transaction, a Plan of Reorganization or a solicitation of consents, waivers, acceptances or authorization or any change of control transactions, including a Sale (as defined below).

                  For Purposes of this Agreement, the term "Financing" shall mean a public or private issuance, sale or placement of the equity or debt securities, instruments or obligations of the Company with one or more lenders and/or investors, or any loan or other financing, including any rights offering.

                  For Purposes of this Agreement, the term "Sale" shall mean the disposition to one ore more third parties in one or more transactions and whether in whole or part, a series of related transactions of (a) substantially all or a significant portion of the equity securities of the Company, or substantially all or (b) a significant portion of the assets (including the assignment of and executory contracts) or operations of the Company or its subsidiaries, in either case, including through a sale or exchange of capital stock, options or assets, a lease of assets with or without a purchase option, a merger, consolidation or other business combination, an exchange or tender offer, a recapitalization, the formation of a joint venture, partnership ore similar entity, or any similar transaction.

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                  The Company acknowledges that A&M may, at its option and
                  expense and after announcement of the Restructuring place announcements and advertisements or otherwise publicize the Restructuring and A&M's role in it (which may include the reproduction of AMERCO's corporate logo). Furthermore, if requested by A&M, the Company shall include a mutually acceptable reference to A&M in any press release or other public announcement made by the Company regarding the matters described in this letter.

         3.       Term

                  The engagement will commence as of the date hereof and may be terminated by either party without cause by giving 30 days' written notice to the other party. In the event of any such termination, any fees and expenses due to A&M shall be remitted promptly (including fees and expenses that accrued prior to but were invoiced subsequent to such termination). If the Company terminates this engagement without Cause or if A&M terminates this engagement for Good Reason, A&M shall also be entitled to receive the Restructuring Transaction Fee upon the occurrence of the event specified in Section 2(A)(ii) if such event occurs within 12 months of the termination. The Company may immediately terminate A&M's services hereunder at any time for Cause by giving written notice to A&M. Upon any such termination, the Company shall be relieved of all of its payment obligations under this Agreement, except for the payment of fees and expenses through the effective date of termination (including fees and expenses that accrued prior to but were invoiced subsequent to such termination) and its obligations under paragraph 8. For purposes of this Agreement, "Cause" shall mean if A&M breaches any of its material obligations hereunder and does not cure such breach within 30 days of the Company having given written notice of such breach to A&M describing in reasonable detail the nature of the alleged breach. A&M shall be entitled to immediately terminate its services hereunder for Good Reason. For purposes of this Agreement, termination for "Good Reason" shall mean either its resignation caused by a breach by the Company of any of its material obligations under this Agreement that is not cured within 30 days of A&M having given written notice of such breach to the Company describing in reasonable detail the nature of the alleged breach or a filing of a petition under Chapter 11 of the United States Bankruptcy Code in respect of the Company unless within 45 days thereafter (or, if sooner, prior to the date on which a plan of reorganization is confirmed or the case is converted to one under Chapter 7), the Company has obtained judicial authorization to continue the engagement on the terms herein pursuant to an order which has become a final, nonappealable order.

         4.       Relationship of the Parties

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                  The parties intend that an independent contractor relationship will be created by this engagement letter. Neither A&M nor any of its personnel or subcontractors is to be considered an employee or agent of the Company and the personnel and subcontractors of A&M are not entitled to any of the benefits that the Company provides for the Company employees. The Company acknowledges that A&M's engagement shall not constitute an audit, review or compilation, or any other type of financial statement reporting engagement that is subject to the rules of the AICPA, SEC or other state or national professional or regulatory body.

         5.       No Third Party Beneficiary

                  The Company acknowledges that all advice (written or oral) given by A&M to the Company in connection with this engagement is intended solely for the benefit and use of the Company (limited to its Board of Directors and management) in considering the matters to which this engagement relates. The Company agrees that no such advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time in any manner or for any purpose other than accomplishing the tasks referred to herein without A&M's prior approval (which shall not be unreasonably withheld), except as required by law.

         6.       Conflicts

                  A&M is not currently aware of any relationship that would create a conflict of interest with the Company or those parties-in-interest of which you have made us aware, but we note the following: certain members of the engagement team are assisting the Unsecured Committee for Presidents Casino, in which AIG is a member. Because A&M is a consulting firm that serves clients on a national basis in numerous cases, both in and out of court, it is possible that A&M may have rendered services to or have business associations with other entities or people which had or have or may have relationships with the Company, including creditors of the Company. In the event you accept the terms of this engagement, with the exception of AIG as mentioned above, A&M will not represent, and A&M has not represented, the interests of any such entities or people in connection with this matter.

         7.       Confidentiality / Non-Solicitation

                  A&M shall keep as confidential all non-public information received from the Company in conjunction with this engagement, except: (i) as

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                  requested by the Company or its legal counsel; (ii) as
                  required by legal proceedings or (iii) as reasonably required in the performance of this engagement. All obligations as to non-disclosure shall cease as to any part of such information to the extent that such information is or becomes public other than as a result of a breach of this provision. The Company agrees not to solicit, recruit or hire any employees of A&M effective from the date of this Agreement and continuing for a period of two years subsequent to the termination of this engagement. Should the Company extend offers of employment to any A&M employee and should such an offer be accepted, A&M will be entitled to a fee based upon such individual's hourly rates multiplied by an assumed annual billing of 2,000 hours. This fee would be payable at the time of the individual's acceptance of employment from the Company.

         8.       Indemnification

                  The attached indemnification agreement is incorporated herein by reference and shall be executed upon the acceptance of this Agreement. Termination of this engagement shall not affect these indemnification provisions, which shall remain in full force and effect.

         9.       Miscellaneous

                  This engagement letter (together with the attached indemnity provisions): (a) shall be governed and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof; (b) incorporates the entire understanding of the parties with respect to the subject matter hereof; and (c) may not be amended or modified except in writing executed by both parties hereto. The Company and A&M agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of the parties hereto with respect to any matter relating to or arising out of the engagement or the performance or non-performance of A&M hereunder. In the event the Company files under Chapter 11, the Company and A&M agree that the bankruptcy court having jurisdiction over any and all matters arising under or in connection with this engagement letter and the indemnity provisions and in connection with the services rendered by A&M hereunder.

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                  If the foregoing is acceptable to you, kindly sign the
                  enclosed copy to acknowledge your agreement with its terms.

                                         Very truly yours,

                                         Alvarez & Marsal, Inc.

                                         By: /s/ Richard M. Williamson
                                             -----------------------------------
                                             Richard M. Williamson
                                             Title: Managing Director

Accepted and agreed:

AMERCO

By: /s/ Edward J. Shoen
    -------------------------------------
    Edward J. Shoen, President

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                            INDEMNIFICATION AGREEMENT

This indemnity is made part of an agreement, dated June 4, 2003 (which together with any renewals, modifications or extensions thereof, is herein referred to as the "Agreement") by and between Alvarez & Marsal, Inc. ("A&M") and AMERCO (the "Company"), for services to be rendered to the Company by A&M.

A. The Company agrees to indemnify and hold harmless each of A&M, its shareholders, employees, agents, representatives and subcontractors (each, an "Indemnified Party" and collectively, the "Indemnified Parties") against any and all losses, claims, damages, liabilities, penalties, obligations and expenses, including the costs for counsel or others (including employees of A&M, based on their then current hourly billing rates) in investigating, preparing or defending any action or claim, whether or not in connection with litigation in which any Indemnified Party is a party, or enforcing the Agreement (including these indemnity provisions), as and when incurred, caused by, relating to, based upon or arising out of (directly or indirectly) the Indemnified Parties' acceptance of or the performance or nonperformance of their obligations under the Agreement; provided, however, such indemnity shall not apply to any such loss, claim, damage, liability or expense to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party's gross negligence or willful misconduct. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of A&M, except to the extent for any such liability for losses, claims, damages, liabilities or expenses that are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party's gross negligence or willful misconduct. The Company further agrees that it will not, without the prior consent of an Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which such Indemnified Party seeks indemnification hereunder (whether or not such Indemnified Party is an actual party to such claim, action, suit or proceedings) unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liabilities arising out of such claim, action, suit or proceeding.

B. These indemnification provisions shall be in addition to any liability which the Company may otherwise have to the Indemnified Parties.

C. If any action, proceeding or investigation is commenced to which any Indemnified Party proposes to demand indemnification hereunder, such Indemnified Party will notify the Company with reasonable promptness; provided, however, that any failure by such Indemnified Party to notify the Company will not relieve the Company from its obligations hereunder, except to the extent that such failure shall have actually prejudiced the defense of such action. The Company shall promptly pay expenses reasonably incurred by any Indemnified Party in defending, participating in, or settling any action, proceeding or investigation in which such Indemnified

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Party is a party or is threatened to be made a party or otherwise is participating in by reason of the engagement under the Agreement, upon submission of invoices therefor, whether in advance of the final disposition of such action, proceeding, or investigation or otherwise. Each Indemnified Party hereby undertakes, and the Company hereby accepts its undertaking, to repay any and all such amounts so advanced if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified therefor. If any such action, proceeding or investigation in which an Indemnified Party is a party is also against the Company, the Company may, in lieu of advancing the expenses of separate counsel for such Indemnified Party, provide such Indemnified Party with legal representation by the same counsel who represents the Company, provided such counsel is reasonably satisfactory to such Indemnified Party, at no cost to such Indemnified Party; provided, however, that if such counsel or counsel to the Indemnified Party shall determine that due to the existence of actual or potential conflicts of interest between such Indemnified Party and the Company such counsel is unable to represent both the Indemnified Party and the Company, then the Indemnified Party shall be entitled to use separate counsel of its own choice, and the Company shall promptly advance its reasonable expenses of such separate counsel upon submission of invoices therefor. Nothing herein shall prevent an Indemnified Party from using separate counsel of its own choice at its own expense. The Company will be liable for any settlement of any claim against an Indemnified Party made with the Company's written consent, which consent shall not be unreasonably withheld.

D. In order to provide for just and equitable contribution if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification, then the relative fault of the Company, on the one hand, and the Indemnified Parties, on the other hand, in connection with the statements, acts or omissions which resulted in the losses, claims, damages, liabilities and costs giving rise to the indemnification claim and other relevant equitable considerations shall be considered; and further provided that in no event will the Indemnified Parties' aggregate contribution for all losses, claims, damages, liabilities and expenses with respect to which contribution is available hereunder exceed the amount of fees actually received by the Indemnified Parties pursuant to the Agreement. No person found liable for a fraudulent misrepresentation shall be entitled to contribution hereunder from any person who is not also found liable for such fraudulent misrepresentation.

E. In the event the Company and A&M seek judicial approval for the assumption of the Agreement or authorization to enter into a new engagement agreement pursuant to either of which A&M would continue to be engaged by the Company, the Company shall promptly pay expenses reasonably incurred by the Indemnified Parties, including attorneys' fees and expenses, in connection with any motion, action or claim made either in support of or in opposition to any such retention or authorization, whether in advance of or following any judicial disposition of such motion, action or claim, promptly upon submission of invoices therefor and regardless of whether such retention or authorization is approved by any court. The Company will also promptly pay the Indemnified Parties for any expenses reasonable incurred by them, including attorneys' fees and expenses, in seeking payment of all amounts owed it under the Agreement (or any new engagement agreement) whether through submission of a fee application or in any other

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manner, without offset, recoupment or counterclaim, whether as a secured claim, an administrative expense claim, an unsecured claim, a prepetition claim or a postpetition claim.

F. Neither termination of the Agreement nor termination of A&M's engagement nor the filing of a petition under Chapter 7 or 11 of the United States Bankruptcy Code (nor the conversion of an existing case to one under a different chapter) shall affect these indemnification provisions, which shall hereafter remain operative and in full force and effect.

G. The rights provided herein shall not be deemed exclusive of any other rights to which the Indemnified Parties may be entitled under the certificate of incorporation or bylaws of the Debtors, any other agreements, any vote of stockholders or disinterested directors of the Debtors, any applicable law or otherwise.

AMERCO                                      ALVAREZ & MARSAL, INC.

By: /s/ Edward J. Shoen                     By: /s/ Richard M. Williamson
    -----------------------                     --------------------------------
    Edward J. Shoen                             Richard M. Williamson
    Chairman and President                      Managing Director

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